As filed with the Securities and Exchange Commission on October 2, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XBIOTECH INC.

(Exact name of Registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5217 Winnebago Lane

Austin, TX 78744

(Address of Principal Executive Offices) (Zip Code)

XBIOTECH, INC. 2015 EQUITY INCENTIVE PLAN, AS AMENDED

(Full title of plan)

John Simard

President and Chief Executive Officer

XBiotech Inc.

5217 Winnebago Lane

Austin, TX 78744

(512) 386-2900

(Name and address, including telephone number and area code, of agent for service)

Copies to:

David Andersen Bryan Cave Leighton Paisner LLP Legal Counsel, U.S. 120 Broadway, Suite 300 Santa Monica, California 90401-2386 (310) 576-2100	John Anderson Stikeman Elliott LLP Legal Counsel, Canada Suite 1700, Park Place 666 Burrard Street Vancouver, BC Canada V6C 2X8 (604) 631-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value per share	3,000,000 shares	$18.96 (2)	$56,880,000	$6,205.61

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of XBiotech Inc. (the “Registrant”) that become issuable under the 2015 Equity Incentive Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plans described herein.
(2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low sales prices of the Common Stock on September 29, 2020, as reported on the Nasdaq Stock Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 3,000,000 additional shares of Common Stock of the Registrant to be issued under the XBiotech, Inc., 2015 Equity Incentive Plan, as amended (the “2015 Plan”). The Registrant previously filed a Registration Statement on Form S-8, Commission File No. 333-207476 with the Commission on October 19, 2015 (the “Prior Registration Statement”), in respect of the shares of Common Stock to be offered pursuant to the 2015 Plan. In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement, to the extent not otherwise amended or superseded by the contents hereof, are incorporated herein by reference.

Part II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)       The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020;

(b)       The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, and June 30, 2020, filed with the Commission on May 11, 2020, and August 10, 2020, respectively;

(c)       The Registrant’s Current Report on Form 8-K, filed with the Commission on June 29, 2020;

(d)       The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2020, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

(e)       The description of the Registrant’s common shares contained in the Registrant’s registration statement on Form 8-A filed with the Commission on April 14, 2015 (File No. 001-37347) including any amendment or report filed for purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

The Registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (BCBCA).

Under Section 160 of the BCBCA, the Registrant may, subject to Section 163 of the BCBCA:

(1)	indemnify an individual who:

-	is or was a director or officer of the Registrant;

-	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of the Registrant; or (ii) at the Registrant’s request, or

-	at the Registrant’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

-	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

-	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

-	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Registrant must not make such payments unless the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

-	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or articles;

-	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or articles;

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-	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

-	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of the Registrant or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

-	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

-	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

-	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

-	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

-	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

Under the Registrant’s articles, and subject to the BCBCA, the Registrant must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles.

Under the Registrant’s articles, and subject to the BCBCA, the Registrant may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for us.

Under the Registrant’s articles, and subject to the BCBCA, the Registrant may advance expenses to an eligible party.

Pursuant to the Registrant’s articles, the failure of an eligible party to comply with the BCBCA or the Registrant’s articles does not, of itself, invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

Under the Registrant’s articles, the Registrant may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Number	Description

4.1	Certificate of Continuation dated September 23, 2005, issued by the Registrar of Companies, Province of British Columbia, Canada (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 2, 2015).

4.2	Notice of Articles, dated December 8, 2005, issued by the Registrar of Companies, Province of British Columbia, Canada (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 2, 2015).

4.3	Articles of XBiotech Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on March 27, 2015).

4.4	XBiotech Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1/A filed with the SEC on March 10, 2015).

4.5	Amendment to the XBiotech Inc. 2015 Equity Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Additional Materials on Schedule 14A filed with the SEC on May 25, 2016).

4.6	Second Amendment to the XBiotech Inc. 2015 Equity Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2020).

5.1	Opinion of Stikeman Elliott LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).

24.1	Powers of Attorney of directors and certain officers of the Registrant (included on signature page).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 2nd day of October, 2020.

XBIOTECH INC.

/s/ John Simard
Name: John Simard
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Simard, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Simard	President, Chief Executive Officer and Chairman of the Board of Directors	October 2, 2020
John Simard	(Principal Executive Officer)

/s/ Queena Han	Vice President, Finance & Human Resources, Secretary	October 2, 2020
Queena Han	(Principal Financial and Accounting Officer)

/s/ W. Thorpe McKenzie	Director	October 2, 2020
W. Thorpe McKenzie

/s/ Jan-Paul Waldin	Director	October 2, 2020
Jan-Paul Waldin

/s/ Donald MacAdam	Director	October 2, 2020
Donald MacAdam

/s/ Peter Libby	Director	October 2, 2020
Peter Libby